Exhibit 99.1

FINAL
Moved on Business Wire
May 15, 2013

CSC REPORTS CONTINUING OPERATING IMPROVEMENT AND STRONG PROFITABILITY
IN FOURTH QUARTER AND FISCAL YEAR 2013
Diluted EPS from Continuing Operations of $1.57 for the Fourth Quarter and $3.20 for 2013
Q4 Operating Income of $212 Million Including Restructuring and $365 Million Excluding Restructuring
Full Year Operating Income of $900 Million Including Restructuring and $1,162 Million Excluding Restructuring
Q4 Operating Margin of 5.7% Including Restructuring and 9.9% Excluding Restructuring
Full Year Operating Margin of 6.0% Including Restructuring and 7.8% Excluding Restructuring
Free Cash Flow* of $307 Million for the Fourth Quarter and $764 Million for 2013
Revenue of $3.70 Billion for the Fourth Quarter and $14.99 Billion for 2013
EPS from Continuing Operations Target Raised to $3.30 - $3.50 for Fiscal Year 2014

FALLS CHURCH, Va., May 15 - CSC (NYSE: CSC) today reported fourth quarter 2013 diluted earnings per share of $1.81 consisting of $1.57 from continuing operations and $0.24 from discontinued operations. This compares with a diluted loss per share from continuing operations of ($1.20) in the fourth quarter 2012. Total revenues for the quarter were $3.70 billion and compares with $3.99 billion in the year ago period.

For fiscal year 2013, diluted earnings per share were $6.18 consisting of $3.20 from continuing operations and $2.98 from discontinued operations. This compares with a diluted loss per share from continuing operations of ($28.31) in fiscal 2012. Total revenues were $14.99 billion and compares with $15.36 billion in the year ago period.

“During fiscal 2013, CSC delivered on its commitments and made significant strides in transforming our company. We returned to profitability and exceeded our targets for cost takeout, operating margin expansion, EPS and free cash flow growth. We are making significant investments in our business - employees, offerings, systems, and partnerships - designed to enhance our competitive position and long-term earnings growth. And we returned $428 million to shareholders through share repurchases and dividends,” said Mike Lawrie, president and CEO. “For fiscal year 2014, our plans include continued cost takeout, investing in our people, expanding market coverage, pursuing delivery excellence and driving innovation with our clients.”

* Excludes discretionary pension contribution of $500 million.

5/15/13

Financial Highlights

•	Diluted EPS of $1.81 for the fourth quarter and $6.18 for the fiscal year 2013 compares with losses in the prior year.

•
Non-GAAP diluted EPS from continuing operations of $1.27 for the fourth quarter excludes certain items: a tax planning benefit of $1.02 per share, a gain on the sale of an Australian IT staffing business of $0.24 per share, settlement of a shareholder securities class action lawsuit of ($0.24) per share, and restructuring charges of ($0.72) per share. For fiscal year 2013, non-GAAP diluted EPS from continuing operations excluding these certain items was $2.90.

•	Income from continuing operations before taxes of $110 million for the quarter and $480 million for fiscal year 2013 compares with a loss in both prior periods.

•	Pre-tax margin of 3.0% for the quarter and 3.2% for fiscal year 2013 improved 760 bps and 3,220 bps when compared with the prior year.

•
Operating income of $212 million for the quarter and $900 million for the year are significant improvements when compared with operating losses in the year ago periods. Excluding restructuring charges of $153 million for the fourth quarter and $262 million for the year, operating income was $365 million and $1,162 million respectively.

•	Operating margin of 5.7% for the quarter and 6.0% for fiscal year 2013. Excluding restructuring charges, operating margin was 9.9% for the fourth quarter and 7.8% for the fiscal year.

•
Operating cash flow of $41 million in the quarter declined from $496 million in the prior year primarily due to CSC's previously announced decision to make a $500 million discretionary contribution to its pension plans. For fiscal 2013, operating cash flow was $1,119 million as reported and $1,619 million excluding the discretionary pension contributions.

•
Excluding discretionary pension contributions of $500 million, free cash flow was $307 million for the fourth quarter and was $764 million for 2013. Fiscal 2013 free cash flow compares favorably with $59 million from fiscal 2012.

•	Ending cash and cash equivalents were $2.05 billion, an increase of $961 million from March 30, 2012.

Managed Services Sector (MSS)

For the fourth quarter, MSS revenue of $1.63 billion decreased 4%, as reported, and in constant currency, when compared with the fourth quarter of 2012. Segment operating margin was 3.4% compared with a (8.4%) margin in the prior year and includes restructuring charges of $122 million which were partially offset by better contract performance and cost takeout. MSS signed $1.1 billion of new business during the quarter.

For fiscal 2013, MSS revenue of $6.46 billion decreased by 2% as reported, and was unchanged in constant currency, when compared with the prior year. Segment operating margin was 5.6% improved by 530 bps when compared with fiscal 2012 due to better contract performance and cost takeout, partially offset by restructuring charges of $190 million. New business awards for MSS were $6.9 billion during fiscal 2013.

5/15/13

Business Solutions & Services (BSS)

Fourth quarter BSS revenue of $0.80 billion decreased by 12%, as reported, and in constant currency primarily due to the sale of an Australian IT staffing business. BSS operating margin of 9.9% compares with a (1.9%) margin in the prior year. Operating margin improved primarily as the result of cost takeout and included a restructuring charge of $7 million. New business awards for BSS were $1.0 billion during the quarter.

For fiscal 2013, BSS revenue of $3.27 billion increased by 3% as reported and increased by 6% in constant currency, when compared with the prior year. Operating margin of 4.2% compares favorably with an operating loss in the prior year due to progress on cost takeout partially offset by workforce restructuring charges of $39 million. BSS signed $3.4 billion of new business during fiscal 2013, excluding divested businesses.

Subsequent to the fourth quarter of 2013, CSC reached an agreement to divest a Flood Insurance Business Process Outsourcing business for $46 million in cash. This business contributed approximately $44 million of revenue and four cents of diluted EPS from continuing operations in fiscal 2013. These results will be recast as discontinued operations in future periods.

North American Public Sector (NPS)

Fourth quarter NPS revenue of $1.31 billion declined by 7% from the fourth quarter of 2012 primarily due to contracts which were winding down and the slow pace of new business awards. Operating margin of 10.0% increased by 420 bps when compared with the prior year and included better cost takeout and contract management partially offset by restructuring costs of $10 million. NPS awards of $0.8 billion declined from one year ago primarily due to delays in government procurement.

For fiscal 2013, NPS revenue of $5.39 billion decreased by 6% when compared with the prior year. Operating margin increased by 730 basis points to 9.6% due to better contract management and cost takeout partially offset by workforce restructuring charges of $13 million. NPS signed $3.5 billion of new business during fiscal 2013.

Returning Cash to Shareholders

During the fourth quarter, CSC returned $258 million to shareholders consisting of $30 million in common stock dividends and $228 million of share repurchases. CSC repurchased 4.7 million shares during the quarter at an average price of $48.15.

For the fiscal year 2013, CSC returned $428 million to shareholders in the form of $123 million in common stock dividends and $305 million of share repurchases. During the year, CSC repurchased 6.7 million shares at an average price of $45.47.

CSC ended fiscal year 2013 with 150,164,762 shares outstanding on March 29, 2013.

Conference Call and Webcast

CSC senior management will host a conference call and webcast at 11:00 a.m. EDT today. The dial-in number for domestic callers is 888-395-3230. Callers who reside outside the United States or Canada should dial 719-325-2282. The passcode for all participants is 2733188. The webcast audio and presentation slides will be available at www.csc.com/investorrelations.

5/15/13

A replay of the conference call will be available from approximately three hours after the conclusion of the call until May 21, 2013. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 2733188. A replay of this Webcast will also be available on CSC's website.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company's preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP financial information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management's use of non-GAAP measures, is included below.

About CSC

For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC's Form 10-K for the fiscal year ended March 30, 2012 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

5/15/13

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Quarterly revenues and operating income of the MSS and BSS segments has been recast to reflect the impact of CSC's fiscal 2013 divestitures: U.S. credit services business, Italian consulting and system integration business and enterprise system integration business in Malaysia and Singapore.

Revenues by Segment	Quarter Ended
(Amounts in millions)	March 29, 2013	March 30, 2012	% Change	% Change in Constant Currency
North American Public Sector	$1,308	$1,404	(6.8)%	(6.8)%
Managed Services Sector	1,632	1,705	(4.3)	(4.0)
Business Solutions & Services	796	908	(12.3)	(11.8)
Corporate & Eliminations	(39)	(31)	-	-
Total Revenue	$3,697	$3,986	(7.3)%	(7.0)%

	Twelve Months Ended
(Amounts in millions)	March 29, 2013	March 30, 2012	% Change	% Change in Constant Currency
North American Public Sector	$5,391	$5,703	(5.5)%	(5.5)%
Managed Services Sector	6,457	6,602	(2.2)	(0.3)
Business Solutions & Services	3,272	3,180	2.9	5.5
Corporate & Eliminations	(127)	(121)	-	-
Total Revenue	$14,993	$15,364	(2.4)%	(1.1)%

Operating Income and Operating Margins by Segment	Quarter Ended
	March 29, 2013		March 30, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$131	10.0%	$81	5.8%
Managed Services Sector	55	3.4%	(144)	(8.4)%
Business Solutions & Services	79	9.9%	(17)	(1.9)%
Corporate & Eliminations	(53)	-	(18)	-
Total Operating Income	$212	5.7%	$(98)	(2.5)%

	Twelve Months Ended
	March 29, 2013		March 30, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$519	9.6%	$132	2.3%
Managed Services Sector	361	5.6%	17	0.3%
Business Solutions & Services	136	4.2%	(1,443)	(45.4)%
Corporate & Eliminations	(116)	-	(65)	-
Total Operating Income	$900	6.0%	$(1,359)	(8.8)%

5/15/13

Consolidated Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Twelve Months Ended
(Amounts in millions, except per-share amounts)	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

Revenues	$3,697	$3,986	$14,993	$15,364

Costs of services (excludes depreciation and amortization, specified contract charge, settlement charge and restructuring costs of $137 and $238 for the fourth quarter and twelve months of fiscal 2013 and $137 for the fourth quarter and twelve months of fiscal 2012)	2,836	3,425	11,851	13,019
Cost of services – specified contract charge (excludes amount charged to revenue of $204 (fiscal 2012))	—	—	—	1,281
Cost of services – settlement charge (excludes amount charged to revenue of $42 fiscal 2012))	—	—	—	227
Selling, general and administrative (excludes restructuring costs of $16 and $26 for the fourth quarter and twelve months of fiscal 2013, and $3 for the fourth quarter and twelve months of fiscal 2012)	331	291	1,195	1,128
Depreciation and amortization	272	281	1,076	1,147
Restructuring costs	153	140	264	140
Goodwill impairment	—	—	—	2,745
Interest expense	36	46	183	175
Interest income	(8)	(6)	(22)	(38)
Other income, net	(33)	(7)	(34)	(6)
Total costs and expenses	3,587	4,170	14,513	19,818

Income (loss) from continuing operations before taxes	110	(184)	480	(4,454)
Taxes on income	(139)	(3)	(35)	(84)
Income (loss) from continuing operations	249	(181)	515	(4,370)
Income from discontinued operations, net of taxes	37	28	464	145
Net income (loss)	286	(153)	979	(4,225)
Less: Net income attributable to noncontrolling interest, net of tax	5	5	18	17
Net income (loss) attributable to CSC common stockholders	$281	$(158)	$961	$(4,242)

Earnings (loss) per common share:
Basic:
Continuing operations	$1.60	$(1.20)	$3.22	$(28.31)
Discontinued operations	0.24	0.18	3.00	0.94
	$1.84	$(1.02)	$6.22	$(27.37)
Diluted:
Continuing operations	$1.57	$(1.20)	$3.20	$(28.31)
Discontinued operations	0.24	0.18	2.98	0.94
	$1.81	$(1.02)	$6.18	$(27.37)

Cash dividend per common share	$0.20	$0.20	$0.80	$0.80
Weighted average common shares outstanding for:
Basic EPS	152.638	155.098	154.590	155.012
Diluted	155.136	155.098	155.557	155.012

5/15/13

Selected Balance Sheet Data
(preliminary and unaudited)

(Amounts in millions)	March 29, 2013	March 30, 2012

Assets
Cash and cash equivalents	$2,054	$1,093
Receivables, net	3,199	3,257
Prepaid expenses and other current assets	420	533
Total current assets	5,673	4,883

Property and equipment, net	2,184	2,441
Outsourcing contract costs, net	505	562
Software, net	611	649
Goodwill	1,516	1,752
Other assets	762	902
Total Assets	$11,251	$11,189

Liabilities
Short-term debt and current maturities of long-term debt	$234	$1,254
Accounts payable	373	478
Accrued payroll and related costs	653	789
Accrued expenses and other current liabilities	1,425	1,339
Deferred revenue and advance contract payments	630	619
Income taxes payable and deferred income taxes	34	57
Total current liabilities	3,349	4,536

Long-term debt, net of current maturities	2,498	1,486
Income tax liabilities and deferred income taxes	501	357
Other long-term liabilities	1,743	1,976

Total Equity	3,160	2,834

Total Liabilities and Equity	$11,251	$11,189

Debt as a percentage of total capitalization	46.4%	49.2%

5/15/13

Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Twelve Months Ended
(Amounts in millions)	March 29, 2013	March 30, 2012
Cash flows from operating activities:
Net income (loss)	$979	$(4,225)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,134	1,212
Goodwill impairment	—	2,745
Specified contract charge	—	1,485
Settlement charge	—	269
Stock based compensation	49	36
Deferred taxes	101	(117)
(Gain) loss on dispositions	(797)	30
Provision for losses on accounts receivable	18	18
Excess tax benefit from stock based compensation	(3)	(2)
Unrealized foreign currency exchange gain	(37)	(8)
Impairment losses and contract write-offs	9	156
Cash surrender value in excess of premiums paid	(10)	(7)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in receivables	55	232
Decrease (increase) in prepaid expenses and other current assets	22	(210)
Decrease in accounts payable and accrued expenses	(690)	(67)
Increase (Decrease) in income taxes payable and income tax liability	50	(136)
Increase (Decrease) in advances contract payments and deferred revenue	270	(247)
Other operating activities, net	(31)	12
Net cash provided by operating activities	1,119	1,176

Cash flows from investing activities:
Purchases of property and equipment	(395)	(569)
Outsourcing contracts	(115)	(179)
Acquisitions, net of cash acquired	(34)	(374)
Business dispositions	1,108	2
Software purchased and developed	(162)	(227)
Proceeds from sale of property and equipment	32	11
Other investing activities, net	22	28
Net cash provided by (used in) investing activities	456	(1,308)

Cash flows from financing activities:
Borrowings under lines of credit	128	140
Repayment of borrowings under lines of credit	(169)	(120)
Borrowing on long-term debt	1,077	—
Principal payments on long-term debt	(1,238)	(485)
Proceeds from stock options and other common stock transactions	55	15
Excess tax benefit from stock based compensation	3	2
Repurchase of common stock and acquisition of treasury stock	(283)	—
Dividend payments	(124)	(124)
Other financing activities, net	(38)	(9)
Net cash used in financing activities	(589)	(581)
Effect of exchange rate changes on cash and cash equivalents	(25)	(31)
Net increase (decrease) in cash and cash equivalents	961	(744)
Cash and cash equivalents at beginning of year	1,093	1,837
Cash and cash equivalents at end of year	$2,054	$1,093

5/15/13

Non-GAAP Financial Measures

The following tables reconcile operating income, earnings before interest and taxes (EBIT) and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment general and administrative (G&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income (loss) from continuing operations before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations before taxes is as follows:

Operating Income (Loss) (preliminary and unaudited)	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

Operating income (loss)	$212	$(98)	$900	$(1,359)
Corporate G&A	(107)	(53)	(293)	(219)
Interest expense	(36)	(46)	(183)	(175)
Interest income	8	6	22	38
Goodwill impairment	—	—	—	(2,745)
Other income, net	33	7	34	6
Income (loss) from continuing operations before taxes	$110	$(184)	$480	$(4,454)

Operating margin	5.7%	(2.5)%	6.0%	(8.8)%
Pre-tax margin	3.0%	(4.6)%	3.2%	(29.0)%

5/15/13

Earnings Before Interest and Taxes
CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, goodwill impairment, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. A reconciliation of EBIT to net income is as follows:

Earnings Before Interest and Taxes (preliminary and unaudited)	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Earnings before interest and taxes	$138	$(144)	$641	$(4,317)
Interest expense	(36)	(46)	(183)	(175)
Interest income	8	6	22	38
Income taxes	139	3	35	84
Net income (loss) from continuing operations	$249	$(181)	$515	$(4,370)
EBIT margin	3.7%	(3.6)%	4.3%	(28.1)%

Free Cash Flow
CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by (used in) operating activities is as follows:

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

Free cash flow	$(193)	$231	$264	$59
Net cash used in (provided by) investing activities	18	220	(456)	1,308
Acquisitions, net of cash acquired	—	(6)	(34)	(374)
Business dispositions	150	2	1,108	2
Short-term investments	—	1	—	4
Payment on capital leases and other long-term asset financings	66	48	237	177
Net cash provided by operating activities	$41	$496	$1,119	$1,176
Net cash (used in) provided by investing activities	$(18)	$(220)	$456	$(1,308)
Net cash used in financing activities	$(156)	$(110)	$(589)	$(581)

5/15/13

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income (Non-GAAP) is computed by excluding the impact of the fourth quarter restructuring costs from operating income. Reconciliation of adjusted operating income to operating income for the quarter ended March 29, 2013 is as follows:

Adjusted Operating Income (preliminary and unaudited)	Quarter Ended March 29, 2013
(Amounts in millions)	Operating Income	Restructuring Costs	Adjusted Operating Income	Adjusted Operating Margin
North American Public Sector	$131	$10	$141	10.8%
Managed Services Sector	55	122	177	10.8%
Business Solutions & Services	79	7	86	10.8%
Corporate & Eliminations	(53)	14	(39)
Total	$212	$153	$365	9.9%

Adjusted Operating Income (preliminary and unaudited)	Twelve Months Ended March 29, 2013
(Amounts in millions)	Operating Income	Restructuring Costs*	Adjusted Operating Income	Adjusted Operating Margin
North American Public Sector	$519	$13	$532	9.9%
Managed Services Sector	361	190	551	8.5%
Business Solutions & Services	136	39	175	5.3%
Corporate & Eliminations	(116)	20	(96)
Total	$900	$262	$1,162	7.8%

* Total restructuring expense was $264 million of which $262 million was included in operating expenses and $2 million in Corporate G&A)

5/15/13

Non-GAAP Diluted EPS from Continuing Operations

The tables below set forth the impact of certain fourth quarter fiscal 2013 items on diluted EPS from continuing operations. These items were not included in the Company's targets publicly disclosed on February 5, 2013, and include:

•
Gain on divestiture - This item represents the gain on sale of Paxus, CSC's Australian IT Staffing unit. The divestiture did not qualify to be presented as discontinued operations due to CSC's continuing business relationship with the divested entity.

•	Restructuring costs - Incremental restructuring related costs incurred during the fourth quarter.

•
Settlement of Securities Class Action lawsuit - This item represents the fourth quarter charge resulting from the settlement of claims in re Computer Sciences Corporation Securities Litigation pending in the United States District Court for the Eastern District of Virginia, net of insurance recovery.

•	Tax benefit - This item represents an adjustment to normalize income from continuing operations based on a targeted tax rate of 28% for Fiscal 2013.

	Quarter Ended March 29, 2013
(Preliminary and unaudited)	Actual Results	Certain Fourth Quarter Items				Non-GAAP Results
(Amounts in millions, except per-share amounts)		Gain on Divestiture	Restructuring Costs	Settlement of Securities Class Action lawsuit	Tax Benefit
Income from continuing operations before taxes	$110	$38	$(156)	$(53)	$—	$281
Effective tax rate	(126.4)%	—%	28.0%	28.0%	—%	28.0%
Taxes on income	(139)	—	(44)	(15)	(158)	78
Income from continuing operations	249	38	(112)	(38)	158	203
Diluted EPS from continuing operations *	$1.57	$0.24	$(0.72)	$(0.24)	$1.02	$1.27

* Computation of Diluted EPS requires adjustment for non-controlling interests

	Twelve Months Ended March 29, 2013
(Preliminary and unaudited)	Actual Results	Certain Fourth Quarter Items				Non-GAAP Results
(Amounts in millions, except per-share amounts)		Gain on Divestiture	Restructuring Costs	Settlement of Securities Class Action lawsuit	Tax Benefit
Income from continuing operations before taxes	$480	$38	$(156)	$(53)	$—	$651
Effective tax rate	(7.3)%	—%	28.0%	28.0%	—%	28.0%
Taxes on income	(35)	—	(44)	(15)	(158)	182
Income from continuing operations	515	38	(112)	(38)	158	469
Diluted EPS from continuing operations *	$3.20	$0.24	$(0.72)	$(0.24)	$1.02	$2.90

* Computation of Diluted EPS requires adjustment for non-controlling interest

5/15/13

Fiscal 2012 and Fiscal 2013 Quarterly Revenues by Segment
(preliminary and unaudited)

Quarterly revenues of the MSS and BSS segments has been recast to reflect the impact of CSC's fiscal 2013 divestitures: U.S. credit services business, Italian consulting and system integration business and enterprise system integration business in Malaysia and Singapore.

Fiscal 2013 Revenues by Segment	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total
North American Public Sector	$1,368	$1,375	$1,340	$1,308	$5,391
Managed Services Sector	1,630	1,581	1,614	1,632	6,457
Business Solutions & Services	862	800	814	796	3,272
Corporate and Eliminations	(31)	(25)	(32)	(39)	(127)
Total Revenues	$3,829	$3,731	$3,736	$3,697	$14,993

Fiscal 2012 Revenues by Segment	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total
North American Public Sector	$1,484	$1,436	$1,379	$1,404	$5,703
Managed Services Sector	1,618	1,614	1,665	1,705	6,602
Business Solutions & Services	820	825	627	908	3,180
Corporate and Eliminations	(31)	(34)	(25)	$(31)	$(121)
Total Revenues	$3,891	$3,841	$3,646	$3,986	$15,364

Fiscal 2012 and 2013 Quarterly Operating Income by Segment
(preliminary and unaudited)

Quarterly operating income of the MSS and BSS segments has been recast to reflect the impact of CSC's fiscal 2013 divestitures: U.S. credit services business, Italian consulting and system integration business and enterprise system integration business in Malaysia and Singapore.

Fiscal 2013 Operating Income by Segment	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total
North American Public Sector	$101	$150	$137	$131	$519
Managed Services Sector	95	87	124	55	361
Business Solutions & Services	(11)	35	33	79	136
Corporate and Eliminations	(29)	(4)	(30)	(53)	(116)
Total Operating Income	$156	$268	$264	$212	$900

5/15/13

Fiscal 2012 Operating Income by Segment	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total
North American Public Sector	$118	$(132)	$65	$81	$132
Managed Services Sector	9	45	107	(144)	17
Business Solutions & Services	33	3	(1,462)	(17)	(1,443)
Corporate and Eliminations	(4)	(22)	(21)	(18)	(65)
Total Operating Income	$156	$(106)	$(1,311)	$(98)	$(1,359)

Fiscal 2012 and 2013 Quarterly Diluted Earnings Per Share
(preliminary and unaudited)

Quarterly earnings of the MSS and BSS segments has been recast to reflect the impact of the CSC's fiscal 2013 divestitures: U.S. credit services business, Italian consulting and system integration business and enterprise system integration business in Malaysia and Singapore.

Fiscal 2013 EPS	Quarter Ended
	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total *
Diluted:
Continuing operations	$0.15	$0.72	$0.75	$1.57	$3.20
Discontinued operations	0.11	0.11	2.52	$0.24	$2.98
	$0.26	$0.83	$3.27	$1.81	$6.18

Fiscal 2012 EPS	Quarter Ended
	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total *
Diluted:
Continuing operations	$0.54	$(18.46)	$(9.19)	$(1.20)	$(28.31)
Discontinued operations	0.63	(0.10)	0.23	$0.18	$0.94
	$1.17	$(18.56)	$(8.96)	$(1.02)	$(27.37)

* Full year EPS will not equal sum of the quarterly EPS amounts due to difference in the quarterly number of weighted average shares outstanding.